Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Marin Software Incorporated
(Exact Name of Registrant as Specified in Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	861,311(3)	$1.19	$1,024,960.09	0.00011020	$112.95
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	100,000(4)	$1.01	$101,000.00	0.00011020	$11.13
Total Offering Amount							$124.08
Total Fee Offsets(5)							$—
Net Fee Due							$124.08

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(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2) For purposes of the EIP Share Increase (as defined below in Footnote (3)), estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Market on January 30, 2023. For purposes of the ESPP Share Increase (as defined below in Footnote (4)), estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculation the registration fee, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Market on January 30, 2023. Under the ESPP, the purchase price of a share of common stock is equal to 85% of the fair market value of the Registrant’s common stock on the offering date (i.e., the first business day of the offering period of up to 27 months) or the purchase date (i.e., the last business day of a six-month purchase period), whichever is less.

(3) Represents additional shares of the Registrant’s common stock reserved for issuance under the Registrant’s 2013 Equity Incentive Plan resulting from the automatic annual 5% increase in the number of authorized shares reserved and available for issuance under the 2013 Equity Incentive Plan on January 1 of each of the first 10 years following the Registrant’s initial public offering (the “EIP Share Increase”).

(4) Represents additional shares of the Registrant’s common stock reserved for issuance under the Registrant’s 2013 Employee Stock Purchase Plan (the “ESPP”) resulting from the automatic annual 1% increase in the number of authorized shares reserved and available for issuance under the ESPP on January 1 of each of the first 10 years following the Registrant’s initial public offering, which has been capped at 100,000 per the terms of the ESPP (the “ESPP Share Increase”).

(5) The Registrant does not have any fee offsets.